Exhibit 99.1

Granite Reports Full-Year and Fourth-Quarter 2009 Results

  Revenue decreased 27 percent in 2009
  Net income down 40 percent year over year
  Gross profit margin unchanged from prior year
  Granite East backlog increased $52.3 million to $962.8 million
  Granite West backlog decreased 44 percent to $439.2 million
  Balance sheet strong with $381.4 million in cash and short-term marketable securities

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 24, 2010--Granite Construction Incorporated (NYSE:GVA) today reported net income of $73.5 million for the full year 2009, compared with $122.4 million for the full year 2008. Diluted earnings per share were $1.90 for the full year 2009 compared with $3.18 per diluted share for the full year 2008.

For the fourth quarter of 2009, Granite reported net income of $16.0 million, or $0.41 per diluted share. This compares with net income of $31.9 million, or $0.83 per diluted share, for the fourth quarter of 2008.

Commenting on the results, Granite President and Chief Executive Officer William G. Dorey said, “We delivered the goods on our projects in 2009 despite today’s macroeconomic challenges and extraordinarily competitive markets. A number of factors contributed to our results, including excellent execution on our projects, resolution of project issues, bidding discipline and a focus on reducing our cost structure. Unfortunately, we also experienced a significant decline in revenue and backlog in the West as the weak private market led to increased competition for public-sector work and lower demand for construction materials.”

Full-year 2009 Financial Results

Total Company

  Revenues for the year totaled $2.0 billion, compared with $2.7 billion in 2008, reflecting the competitive environment in Granite West and delayed notices to proceed on three large Granite East projects awarded in 2009.
  Gross profit margin was 18 percent, unchanged from a year ago reflecting excellent project execution.
  Gross profit on the sale of construction materials was $14.4 million in 2009, compared with $41.9 million in 2008, primarily as a result of significantly lower sales volume.
  General and administrative expenses were $224.9 million compared with $257.5 million in 2008. The decrease reflects $9.5 million in lower incentive compensation and salaries, a recovery of $4.6 million that provided a credit in our provision for doubtful accounts, and lower travel, relocation and occupancy costs.
  Operating income was $129.2 million compared with $216.7 million in the prior year.
  Other income was $9.7 million, compared with $16.7 million in 2008, due primarily to a 73 percent decrease in interest income resulting from lower investment interest yields on marketable securities.
  Net income attributable to noncontrolling interests in joint ventures was $26.7 million compared with $43.3 million in 2008. The decrease is associated primarily with a large settlement on a joint venture project that occurred in 2008 related to outstanding revenue issues on a project in southern California.
  At year end, cash and short-term marketable securities totaled $381.4 million, including $122.4 million in cash and cash equivalents associated with the company’s consolidated joint ventures.
  Total contract backlog at December 31, 2009, was $1.4 billion compared with $1.7 billion at December 31, 2008.

Granite West

  Granite West revenues totaled $1.4 billion compared with $2.0 billion for the prior year, reflecting intense competition for public works projects, less private-sector work, as well as reduced sales of construction materials.
  Gross profit margin for the year was 17 percent compared with 18 percent last year.
  Operating income decreased to $126.5 million for the same period compared with $206.0 million in 2008.

Granite East

  Granite East revenues totaled $550.2 million compared with $695.0 million in the prior year.
  Gross profit margin for the year was 20 percent, compared with 18 percent for the same period last year, driven primarily by a quality project portfolio, improved project execution and issue resolutions with project owners.
  Operating income totaled $85.7 million compared with $94.2 million in 2008.

Fourth-quarter 2009 Financial Results

Total Company

  Revenues for the quarter totaled $434.7 million, compared with $627.3 million in 2008, driven primarily by a reduction in Granite West revenue.
  Gross profit margin increased to 21 percent, up from 19 percent in 2008, reflecting higher gross profit margins in both divisions.
  Operating income for the quarter was $35.6 million compared with $58.4 million in the prior year.
  Other income for the quarter was $3.7 million compared with $6.8 million last year. In 2008, the company recognized a pre-tax gain related to the sale of an investment in an affiliate, which was partially offset by a $10.9 million loss on available-for-sale securities.
  General and administrative expenses decreased $4.0 million in the fourth quarter of 2009 to $55.1 million. The decrease reflects approximately $2.0 million in lower incentive compensation and salary expense.
  During the fourth quarter of 2009, the company recorded a $9.5 million restructuring charge which includes $7.0 million associated with a reduction in force and an impairment of $2.5 million related to selected plant facilities in the Pacific Northwest.
  Net income attributable to noncontrolling interests in joint ventures was $11.0 million compared with $12.3 million in 2008.

Granite West

  Granite West revenues for the quarter totaled $301.6 million, compared with $463.2 million for the same period in 2008, reflecting decreases in public- and private-sector work, and sales of construction materials.
  Gross profit margin for the fourth quarter was 18 percent, unchanged from a year ago.
  Operating income for the quarter totaled $28.4 million compared with $51.3 million for the same period last year.

Granite East

  Granite East revenues for the quarter totaled $132.8 million compared with $163.2 million for the same period last year.
  Gross profit margin for the quarter increased to 26 percent, compared with 21 percent for the same period last year, due primarily to the settlement of outstanding revenue issues and the completion of a large project.
  Operating income for the quarter increased $3.5 million to $30.5 million.

Outlook

“As we have discussed, 2010 will prove to be very challenging. Backlog in the East increased, however, our backlog in the West is down substantially as we continue to face intense competitive pressure for the available public-sector work. While we expect some benefit from large projects reaching the profit recognition threshold this year, the positive impact will not offset the lower margins we anticipate from our work in the West. Public works funding challenges will continue as many states and local agencies adjust their budgets to compensate for lower tax revenues. Based on current expectations, our earnings will be lower in 2010 than what we achieved in 2009,” said Dorey.

“Despite our current challenges, we are encouraged about the longer-term prospects for our business. We are increasing our business development efforts, strengthening our alliances with well-established partners and pursuing work in new markets, as well as in our traditional transportation-related markets. In addition to several conventional and solar-related energy projects, we are also pursuing substantially more federal government work.

“We continue to focus on reducing our cost structure across the company and have reduced our planned capital expenditures for 2010 by approximately 40 percent. However, our primary goal will be to develop new sources of profitable revenue to complement our traditional portfolio without compromising our disciplined bidding philosophy,” said Dorey.

Reporting Segment Change

On August 31, 2009, the company announced changes to its organizational structure designed to improve operating efficiencies and better position the company for long-term growth. In conjunction with the reorganization, the company is changing its reportable business segments to align with its product lines rather than its geographies, as it has been in recent history. Beginning in fiscal 2010, the company’s new reportable segments are: Construction, Large Project Construction, Construction Materials and Real Estate. The Real Estate segment will contain what was previously known as Granite Land Company. Prior to reporting first-quarter 2010 financial results on May 3, 2010, the company will provide 2008 and 2009 segment results for the reorganized structure on a Current Report on Form 8-K.

Conference Call

Granite will conduct a conference call tomorrow, February 25, 2010, at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss the results of the fourth quarter and year ended December 31, 2009. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483, or (706) 758-5304 for international listeners. The conference ID for the call is 54210917. The call will be recorded and will be available for replay from approximately two hours after the live audio webcast through March 11, 2010 by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 54210917.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000 Index. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

Forward-looking Statements

This press release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to Granite for certain of these forward-looking statements. Words such as outlook, believes, expects, appears, may, will, should, anticipates and the negatives thereof or comparable terminology are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of Granite’s senior management and are based on its current expectations and projections concerning future events, many of which are outside of Granite’s control and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in Granite’s Annual Report under “Item 1A. Risk Factors.” Except as required by law, Granite undertakes no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2009	2008
	(Unaudited)	(1)

Assets

Current assets
Cash and cash equivalents	$338,956	$460,843
Short-term marketable securities	42,448	38,320
Receivables, net	280,252	314,733
Costs and estimated earnings in excess of billings	10,619	13,295
Inventories	45,800	55,223
Real estate held for development and sale	139,449	75,089
Deferred income taxes	31,034	43,637
Equity in construction joint ventures	67,693	44,681
Other current assets	50,467	56,742

Total current assets	1,006,718	1,102,563

Property and equipment, net	520,778	517,678

Long-term marketable securities	76,937	21,239

Investment in affiliates	24,644	19,996

Other noncurrent assets	80,498	81,979

Total assets	$1,709,575	$1,743,455

Liabilities and Equity

Current liabilities
Current maturities of long-term debt	$58,978	$39,692
Accounts payable	131,251	174,626
Billings in excess of costs and estimated earnings	156,041	227,364
Accrued expenses and other current liabilities	159,843	184,939

Total current liabilities	506,113	626,621

Long-term debt	244,688	250,687

Other long-term liabilities	48,998	43,604

Deferred income taxes	27,220	18,261

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares in 2009 and 2008; issued and outstanding 38,635,021 shares as of December 31, 2009 and 38,266,791 shares as of December 31, 2008	386	383
Additional paid-in capital	94,633	85,035
Retained earnings	735,632	682,237
Accumulated other comprehensive loss	-	(146)
Total Granite Construction Inc. shareholders' equity	830,651	767,509

Noncontrolling interests	51,905	36,773

Total equity	882,556	804,282

Total liabilities and equity	$1,709,575	$1,743,455
	-	-

	December 31,	December 31,
FINANCIAL POSITION	2009	2008
	(Unaudited)

Working capital	$500,605	$475,942
Current ratio	1.99	1.76
Debt to Granite Construction Inc. shareholders' equity capitalization	0.27	0.27
Total liabilities to Granite Construction Inc. shareholders' equity ratio	1.00	1.22

(1) Derived from Granite's annual audited consolidated financial statements.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(1)

Revenue
Construction	$387,149	$556,659	$1,755,260	$2,312,116
Construction materials	47,257	69,794	205,945	353,115
Real estate	342	871	2,274	9,013
Total revenue	434,748	627,324	1,963,479	2,674,244
Cost of revenue
Construction	298,931	446,649	1,421,969	1,883,742
Construction materials	45,554	63,287	191,545	311,246
Real estate	320	690	3,592	10,536
Total cost of revenue	344,805	510,626	1,617,106	2,205,524

Gross profit	89,943	116,698	346,373	468,720

General and administrative expenses	55,144	59,188	224,910	257,532
Restructuring charges	9,453	-	9,453	-
Gain on sales of property and equipment	10,291	939	17,169	5,503

Operating income	35,637	58,449	129,179	216,691

Other income (expense)
Interest income	1,135	3,358	5,049	18,445
Interest expense	(5,170)	(3,130)	(15,756)	(16,001)
Equity in income (loss) of affiliates	3,336	378	7,696	(1,058)
Other income, net	4,405	6,157	12,683	15,353

Total other income	3,706	6,763	9,672	16,739

Income before provision for income taxes	39,343	65,212	138,851	233,430

Provision for income taxes	12,334	21,011	38,650	67,692

Net income	27,009	44,201	100,201	165,738

Amount attributable to noncontrolling interests	(10,976)	(12,276)	(26,701)	(43,334)

Net income attributable to Granite Construction Inc.	$16,033	$31,925	$73,500	$122,404

Net income per share attributable to common shareholders
Basic (2)	$0.41	$0.83	$1.91	$3.19
Diluted (2)	$0.41	$0.83	$1.90	$3.18

Weighted average shares of common stock
Basic (2)	37,608	37,434	37,566	37,606
Diluted (2)	37,723	37,561	37,683	37,709

(1) Derived from Granite's annual audited consolidated financial statements.
(2) Computed using the two-class method as required by the accounting standards adopted on January 1, 2009.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Years Ended December 31,	2009	2008
	(Unaudited)	(1)
Operating activities
Net income	$100,201	$165,738
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of real estate held for development and sale	1,686	4,500
Intangible impairment charge	3,873	-
Inventory written down	3,097	12,848
Depreciation, depletion and amortization	80,195	87,311
(Recovery of) provision for doubtful accounts	(4,404)	10,958
Gain on sales of property and equipment	(17,169)	(5,503)
Change in deferred income taxes	21,107	1,190
Stock-based compensation	10,765	7,463
Excess tax benefit on stock-based compensation	(828)	(851)
Equity in (income) loss of affiliates	(7,696)	1,058
(Gain) loss from marketable securities	(485)	10,939
Gain on sale of investment in affiliate	-	(14,416)
Acquisition of noncontrolling interest	-	(16,617)
Gain on early extinguishment of debt	-	(1,150)
Changes in assets and liabilities, net of the effects of acquisition and consolidations	(126,041)	(6,132)
Net cash provided by operating activities	64,301	257,336
Investing activities
Purchases of marketable securities	(99,011)	(71,630)
Maturities of marketable securities	36,970	108,090
Proceeds from sale of marketable securities	7,966	22,499
Purchase of company owned life insurance	(8,000)	(8,000)
Release of funds for acquisition of noncontrolling interest	-	28,332
Additions to property and equipment	(87,645)	(94,135)
Proceeds from sales of property and equipment	23,020	14,539
Acquisition of businesses	-	(14,022)
Contributions to affiliates	(4,969)	(8,053)
Distributions from affiliates	-	3,895
Issuance of notes receivable	(11,314)	-
Collection of notes receivable	13,104	728
Other investing activities, net	-	(500)
Net cash used in investing activities	(129,879)	(18,257)
Financing activities
Proceeds from long-term debt	10,750	3,725
Long-term debt principal payments	(18,856)	(17,092)
Purchase of common stock	(3,431)	(45,540)
Cash dividends paid	(20,057)	(20,055)
Contributions from noncontrolling partners	420	5,026
Distributions to noncontrolling partners	(26,019)	(45,909)
Acquisition of noncontrolling interest	-	(11,716)
Excess tax benefit on stock-based compensation	828	851
Other financing activities	56	40
Net cash used in financing activities	(56,309)	(130,670)

(Decrease) increase in cash and cash equivalents	$(121,887)	$108,409

Cash and cash equivalents at beginning of year	460,843	352,434

Cash and cash equivalents at end of year	$338,956	$460,843

(1) Derived from Granite's annual audited consolidated financial statements.

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - in thousands)

	Three Months Ended December 31,			Year Ended December 31,

	Granite West	Granite East	Granite Land Company	Granite West	Granite East	Granite Land Company

2009
Revenue	$301,574	$132,832	$342	$1,411,016	$550,189	$2,274
Gross profit (loss)	$55,548	$34,373	$22	$236,868	$110,823	$(1,318)
Gross profit (loss) as a percent of revenue	18.4%	25.9%	6.4%	16.8%	20.1%	-58.0%
Operating income (loss)	$28,436	$30,521	$(841)	$126,509	$85,657	$(5,000)
Operating income (loss) as a percent of revenue	9.4%	23.0%	-245.9%	9.0%	15.6%	-219.9%

2008
Revenue	$463,244	$163,209	$871	$1,970,196	$695,035	$9,013
Gross profit (loss)	$82,361	$34,156	$181	$348,818	$121,425	$(1,523)
Gross profit (loss) as a percent of revenue	17.8%	20.9%	20.8%	17.7%	17.5%	-16.9%
Operating income (loss)	$51,274	$26,985	$(348)	$205,958	$94,181	$(4,143)
Operating income (loss) as a percent of revenue	11.1%	16.5%	-40.0%	10.5%	13.6%	-46.0%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog
(Unaudited - in thousands)

Contract Backlog by Segment	December 31, 2009		September 30, 2009		December 31, 2008

Granite West	$439,155	31.3%	$553,728	34.3%	$788,872	46.4%
Granite East	962,833	68.7%	1,058,540	65.7%	910,524	53.6%

Total	$1,401,988	100.0%	$1,612,268	100.0%	$1,699,396	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741